Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release
For Immediate Release

Contact:
C. Harril Whitehurst, Jr.
Senior Vice President and CFO
804-897-3900
hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.
REPORTS CONTINUED PROFITABILITY
FOR THE SECOND QUARTER OF 2010

Midlothian, Virginia, August 20, 2010.  Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), reported today its financial results for the second quarter of 2010.  For the three months ended June 30, 2010, the Company had net income of $460,000 and net income available to common shareholders of $276,000, or $0.06 per fully diluted share, compared to a net loss of $(1,782,000) and a net loss available to common shareholders of $(1,905,000), or $(0.46) per fully diluted share, for the same period in 2009.

The profit in the second quarter of 2010 continues a profitable year which has shown a marked improvement over 2009.  For the six months ended June 30, 2010 the Company had net income of $948,000 and net income available to common shareholders of $582,000 or $0.12 per fully diluted share.  This represents a significant improvement over the net loss of $(1,857,000) and net loss available to common shareholders of $(1,980,000) recorded for the same period in 2009.  The key factors causing this improvement were an increasing net interest margin, lower loan loss provisions, and higher noninterest income, partially offset by increased noninterest expense, in particular salaries and benefits.

Second Quarter 2010 Highlights

➢	Our net interest margin improved to 3.46% for the three months ended June 30, 2010 from 3.17% for the same period in 2009. This improvement resulted in an

➢
increase in net interest income before provision for loan losses of $534,000, or 13%, from $4,168,000 in 2009 to $4,702,000 in 2010.  For the six month period, our net interest margin improved from 3.10% in 2009 to 3.35% in 2010, and net interest income increased from $8,075,000 in 2009 to $9,117,000 in 2010.

➢
The impact on earnings from deteriorating asset quality has continued to decline in the second quarter of 2010.  We recorded a provision for loan losses of $1,240,000 for the second quarter of 2010 compared to a provision of $3,100,000 for the same period in 2009.  In addition, expenses and write-downs related to foreclosed assets amounted to $472,000 for the second quarter of 2010 compared to $905,000 for the same period in 2009.  For the six month period, the provision declined from $4,200,000 in 2009 to $1,740,000 in 2010, and expenses and write-downs related to foreclosed assets declined from $946,000 in 2009 to $681,000 in 2010.

➢
Pre-tax, pre-provision earnings continued to improve in the second quarter of 2010.  Pre-tax, pre-provision earnings amounted to $1,937,000 for the second quarter of 2010, an increase of $1,537,000, or 384%, compared to the $400,000 for the second quarter of 2009, and an increase of $698,000, or 56%, compared to the $1,239,000 for the first quarter of 2010.  The improvement from the second quarter of 2009 to the second quarter of 2010 is attributable to the improving net interest margin, stronger earnings by our mortgage company and gains on securities sales in the second quarter of 2010.  The improvement from the first quarter to the second quarter of 2010 was a result of the improving net interest margin and stronger earnings by our mortgage company offset by an increase in the provision for loan losses.

➢	Nonperforming assets, consisting of nonaccrual loans and foreclosed real estate, decreased from $43,970,000 at March 31, 2010 to $42,922,000 at June 30, 2010, a decrease of $1,048,000 or 2%.

➢	The Bank’s total risk-based capital ratio increased from 11.52% at March 31, 2010 to 11.83% at June 30, 2010. The Company and the Bank remained well capitalized at June 30, 2010.

Thomas W. Winfree, President and Chief Executive Officer, commented, “I am excited that our Company continues to be profitable in 2010.  However, as I noted last quarter, I do not believe that we are out of the woods yet.  We continue to address asset quality issues as our nonperforming assets still represent a significant drag on earnings.  But I am encouraged that we have remained well capitalized during the worst economy in my lifetime.  This capital position, as well as a brighter profit picture, allows me to be cautiously optimistic about the future.”

Net Interest Income and Net Interest Margin

Net interest income is our primary source of earnings and represents the difference between interest and fees earned on interest-earning assets and the interest paid on interest-bearing liabilities.  Net interest income for the three months ended June 30, 2010 was $4,702,000, an increase of $534,000, or 13%, over net interest income of $4,168,000 for the same period in 2009.  This increase is due to an improving net interest margin, primarily as a result of a declining cost of funds, which declined from 3.50% for the second quarter of 2009 to 2.19% for the second quarter of 2010.

Our net interest margin (adjusted for the effect of interest on nonaccrual loans) has increased each quarter over the last twelve months except for a slight decline in the fourth quarter of 2009 which was a result of a downward repricing of loans and investment securities.  Our net interest margin over the last several quarters is provided in the following table:

		Adjusted
		for Interest
		On Non-
Quarter Ended	Actual	Accrual Loans

June 30, 2009	3.17%	3.27%
September 30, 2009	3.17%	3.32%
December 31, 2009	3.22%	3.27%
March 31, 2010	3.26%	3.52%
June 30, 2010	3.46%	3.52%

Asset Quality and Provision for Loan Losses

Provisions for loan losses amounted to $1,240,000 for the three months ended June 30, 2010 compared to $3,100,000 for the same period in 2009.  The decrease in the provision for loan losses in 2010 reflects management’s recognition of higher provisions in previous periods attributable to the Bank’s current level of nonperforming assets.  However, overall asset quality continues to be a concern as there continues to be uncertainty in the economy and the level of nonperforming assets remains significant.  There is some reason for optimism, however, as the amount of nonperforming assets declined from the first quarter to the second quarter of 2010.

Nonperforming assets consisting of nonaccrual loans and other real estate owned consisted of the following at the indicated dates (dollars in thousands):

	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2010	2010	2009	2009	2009

Nonaccrual loans
Number	132	130	123	117	96
Amount	$31,106	$33,255	$25,913	$21,916	$18,795
Other real estate owned	11,816	10,715	11,279	11,249	4,626

Nonperforming assets	$42,922	$43,970	$37,192	$33,165	$23,421

Percentage of total assets	7.08%	7.14%	6.18%	5.35%	3.94%

We are encouraged by the decline in nonperforming assets in the second quarter of 2010.  As discussed in previous press releases, we have allocated significant resources to bolster collections, workouts and the disposition of nonperforming assets.  However, given the continued uncertainty in the economy, nonperforming assets may increase in the future.

In addition to the nonperforming assets at June 30, 2010, there were nineteen loans past due 90 days or more and still accruing interest totaling $959,000.  We believe that these assets are adequately collateralized and are currently recorded at realistically recoverable values.  The amount of loans 90 days or more and still accruing interest is at the lowest level it has been since June 30, 2009 and is down significantly from the $4,787,000 at December 31, 2009.

Mr. Winfree added, “We have made significant headway in addressing nonperforming assets.  Specifically, we continue to believe these assets are now recorded at a realistic value based on current appraisals of the underlying assets sales of foreclosed assets we have already closed.  In dealing with nonperforming assets, we have a two-pronged process.  First, when we believe that a borrower is acting in good faith and has the financial capacity to move a loan from “delinquent” to “current”, we are working with that borrower to return the relationship to good standing.  And second, if we are unable to resolve differences with the borrower, we are moving aggressively to obtain the underlying collateral and liquidate these assets as quickly as possible.  We want to put these funds back to work at the Bank.”

Mr. Winfree continued, “While we cannot predict future losses, we believe that the worst is behind us.  We are working tirelessly every day to resolve troubled assets and, ultimately, provide an exceptional return to our shareholders who have stood by us through these difficult times.”

The following table reflects details related to asset quality and allowance for loan losses of Village Bank (dollars in thousands):

	June 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
	2010	2010	2009	2009	2009

Loans 90 days past due and
still accruing	$959	$2,535	$4,787	$1,661	$1,670

Nonaccrual loans	31,106	33,255	25,913	21,916	18,795

Other real estate owned	11,816	10,715	11,279	11,249	4,626

Allowance for loan losses
Beginning balance	$9,091	$10,522	$9,527	$9,618	$6,849
Provision for loan losses	1,240	500	3,020	6,000	3,100
Charge-offs	(954)	(2,114)	(2,026)	(6,091)	(336)
Recoveries	123	183	1	-	5
Ending balance	$9,500	$9,091	$10,522	$9,527	$9,618

Ratios
Allowance for loan losses to
Loans, net of unearned income	2.05%	1.96%	2.25%	2.02%	2.01%
Nonaccrual loans	30.54%	27.34%	40.61%	43.47%	51.17%
Nonperforming assets to total assets	7.08%	7.14%	6.18%	5.35%	3.94%

Noninterest Income

Noninterest income increased significantly from $2,036,000 for the three months ended June 30, 2009 to $2,987,000 for the same period in 2010, an increase of $951,000, or 47%.  This increase in noninterest income is a result of higher gains on loan sales and fees from increased loan production by our mortgage banking subsidiary as well as gains on the sale of securities.  Our mortgage banking subsidiary has experienced a significant increase in loan production as a result of the addition of a loan production office in Northern Virginia as well as improved performance from some of our existing loan originators.

Noninterest Expense

Noninterest expense remained relatively flat from the second quarter of 2009 to the second quarter of 2010, declining by $52,000, or 1%.  However, two significant changes are worthy of note.  Salaries and benefits increased by $429,000 attributable to the addition of the mortgage company’s loan production office in Northern Virginia as well as the startup of a financial services division of the Bank, and expenses associated with foreclosed real estate decreased by $434,000.  We believe that expenses associated with foreclosed real estate will continue to be significant as we work through the disposition of nonperforming assets.

Consolidated Assets

Total assets decreased by $8,924,000, or 1%, to $606,499,000 at June 30, 2010 from

$615,423,000 at March 31, 2010.  Liquid assets (cash and due from, federal funds sold and investment securities available for sale) declined by $20,795,000 as a result of an increase in loans held for sale of $12,949,000 and a decline in deposits of $7,441,000.

Total assets at June 30, 2010 represent an increase of $4,506,000, or 1%, from total assets of $601,993,000 at December 31, 2009.  A decline in liquid assets of $7,947,000 and an increase in deposits of $5,252,000 were used to fund an increase in loans held for sale of $15,968,000.

Deposits and Other Borrowings

Deposits decreased by $7,440,000, or 1%, from $510,977,000 at March 31, 2010 to $503,537,000 at June 30, 2010.  Checking and savings accounts increased by $2,292,000, money market accounts decreased by $3,440,000 and time deposits decreased by $6,292,000.  We utilized excess liquidity to allow higher rate deposits to run off.

Deposits at June 30, 2010 increased by $5,252,000, or 1%, from $498,285,000 at December 31, 2009.  Checking and savings accounts increased by $5,850,000, money market accounts decreased by $12,777,000 and time deposits increased by $12,179,000.  We adjusted our interest rates on deposit accounts in the first and second quarters to encourage movement from money market accounts to longer term certificates of deposit to lengthen the maturities of our liabilities with the expectation that interest rates will move higher over the long-term.  The cost of our interest bearing deposits declined to 1.96% for the second quarter of 2010 compared to 2.68% for the fourth quarter of 2009.

Other borrowings decreased by $1,145,000, or 2%, during the six months ended June 30, 2010, from $52,594,000 at December 31, 2009 to $51,449,000 at June 30, 2010.  The cost of borrowings remained relatively stable at 4.29% for the second quarter of 2010 compared to 4.15% for the fourth quarter of 2009.

Equity

Consolidated stockholders’ equity totaled $48,598,000 at June 30, 2010, which represented a book value of $7.95 per common share.  At June 30, 2010, the Company and its subsidiary bank were classified as well-capitalized for regulatory capital purposes.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has fourteen branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Non-GAAP Financial Measures

This press release refers to the net interest margin and the net interest margin adjusted for the effect of interest on nonaccrual loans.  The net interest margin is calculated by dividing net interest income by total average earning assets.  We have also provided the net interest margin after removing the effect (either positive or negative) of interest on nonaccrual loans.  When loans are placed in non-accrual status, previously accrued and unpaid interest is reversed against interest income in the current period and interest is subsequently recognized only to the extent cash is received.  Interest accruals are resumed on such loans only when in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.  We also refer to the efficiency ratio in this press release which is computed by dividing noninterest expense by the sum of net interest income and noninterest income.  Such information is not in accordance with accounting principles generally accepted in the United States (GAAP), and should not be construed as such.  These are non-GAAP financial measures that we believe are common financial measures used by the financial services industry and provide investors with important information regarding our financial performance.

Pre-tax, pre-provision earnings, which adds back tax expense and the provision for loan losses to net income, is provided to demonstrate a more representative comparison of core operational performance without the volatile credit quality that is typically present in times of economic stress such as the financial industry is currently experiencing.  We believe that such financial information is meaningful to the reader in understanding operating performance but caution that such information should not be viewed as a substitute for GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

Financial Highlights
(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2010	2009

Balance Sheet Data
Total assets	$606,499	$601,993
Investment securities	24,199	54,857
Loans held for sale	23,474	7,506
Loans, net	454,474	457,047
Deposits	503,537	498,285
Borrowings	51,449	52,594
Stockholders' equity	48,598	47,848
Book value per share	$7.95	$7.81
Total shares outstanding	4,238,416	4,230,628

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	2.05%	2.25%
Nonaccrual loans	30.54%	40.61%
Nonperforming assets to total assets	7.08%	6.18%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Selected Operating Data
Interest income	$7,516	$8,428	$14,977	$16,781
Interest expense	2,814	4,260	5,859	8,707
Net interest income before
provision for loan losses	4,702	4,168	9,118	8,074
Provision for loan losses	1,240	3,100	1,740	4,200
Noninterest income	2,987	2,036	5,141	3,492
Noninterest expense	5,752	5,804	11,083	10,180
Income tax expense (benefit)	237	(918)	488	(957)
Net income (loss)	460	(1,782)	948	(1,857)
Net income (loss) available to
common shareholders	276	(1,905)	582	(1,980)
Income per share
Basic	$0.06	$(0.46)	$0.12	$(0.47)
Diluted	$0.06	$(0.46)	$0.12	$(0.47)

Performance Ratios
Return on average assets	0.30%	(1.22)%	0.31%	(0.64)%
Return on average equity	3.73%	(12.77)%	3.91%	(7.29)%
Net interest margin	3.46%	3.17%	3.35%	3.10%
Efficiency	74.81%	93.55%	77.73%	88.02%

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